Exhibit 99.1

Investor Relations Contacts:

Jeffrey Goldberger / Brad Nelson
KCSA Strategic Communications
P: 212-896-1249 / 212-896-1217
Email: jgoldberger@kcsa.com / bnelson@kcsa.com

NTELOS Holdings Corp. Announces Strategic Refocus

-Will Focus Exclusively on Western Markets to Capitalize on Strong Retail Presence and Strategic Network Alliance with Sprint
-Will Wind Down Retail Operations in Eastern Markets Over 12 Month Period and Sell All Associated Wireless Spectrum

WAYNESBORO, Va. - December 2, 2014 - NTELOS Holdings Corp. (NASDAQ: NTLS) (the “Company” or “NTELOS”), a leading regional provider of nationwide wireless voice and data communications and home to the “best value in wireless,” announced today several strategic initiatives to refocus on its Western Markets.

After an extensive review of its operations and in an effort to maximize long-term shareholder value, the Board of Directors of NTELOS has decided to focus the Company’s business operations exclusively in its Western Markets (West Virginia and western Virginia), where it has experienced strong operating performance, has a favorable competitive position for its branded retail offering and benefits operationally and financially from its Strategic Network Alliance (“SNA”) with Sprint. On May 22, 2014, NTELOS successfully amended and extended its agreement with Sprint to serve as the exclusive network provider in the SNA territory through the end of 2022.

To effect this strategic decision, NTELOS has commenced an orderly exit from its Eastern Markets (eastern Virginia), which include the operating markets of Hampton Roads/Norfolk and Richmond. As an initial step, NTELOS has entered into an agreement to sell its 1900 MHz PCS wireless spectrum licenses covering these markets to T-Mobile for approximately $56.0 million in cash. The transaction is subject to customary closing conditions, including regulatory approval by the Federal Communications Commission, and is expected to close in April of 2015. In addition, NTELOS will wind down its network and retail operations in its Eastern Markets over the next year. This is expected to include a transition of its subscribers to another carrier.

With the exit from the Eastern Markets, the Company intends to strengthen its Western Markets’ network and operating results with the expansion of 4G LTE services, improved retail performance and enhanced service capabilities. “The initiatives we are announcing today enable us to focus our operations where the opportunity is greatest and where we are the most competitive against other carriers,” stated Rod Dir, NTELOS’s President and Chief Operating Officer. “We look forward to bringing our customers in West Virginia and western Virginia a terrific 4G experience.”

NTELOS will have increased financial flexibility to invest in its Western Markets from the cash generated from the wind down of its Eastern Markets and the elimination of capital expenditures and costs that would otherwise be incurred in future periods in the Eastern Markets. In addition to these activities, NTELOS is exploring potential opportunities to monetize other non-core assets, including the sale of owned towers and undeployed spectrum.

“In an effort to strengthen our retail sales performance and leverage our strategic relationship with Sprint, we are right-sizing our business and redirecting our resources on our Western Markets, which provide us the greatest opportunity for sustained, profitable growth. At the same time, we are exiting markets that have become increasingly competitive and where we have been unable to achieve acceptable financial returns,” said Michael A. Huber, Chairman of the Board of NTELOS Holdings Corp. “Focusing on our Western Markets, where we benefit from a strong branded retail presence and access to multi-band spectrum in the SNA territory, will allow us to make additional investments to improve the experience of our customers. We believe these investments will enable us to increase our market share, ultimately leading to greater operating efficiency and profitability. The initiatives we announced today improve the strategic coherence of our business as well as enhance our ability to seek opportunities to leverage our strategic assets as we build out our 4G LTE network.”

The table below provides a brief comparison of the Eastern and Western Markets, as of September 30, 2014:

Category	Existing	Western Markets	Western as % of Existing
POPs	8.0 million	4.4 million	55%
Covered POPs	6.0 million	3.0 million	50%
Retail Subscribers	457,200	277,100	59%
FY 2014 YTD SNA Billed Revenue	$115.4 million	$115.4 million	100%
Total Cell Sites	1,446	998	69%

Please see the attached table for quarterly subscriber activity for the Western Markets, beginning with the first quarter of 2013.

Eastern Markets Wind Down

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NTELOS expects to implement a transition plan for its subscribers in the Eastern Markets over the next 12 months, with a targeted shut down date of November 15, 2015. During this transition period, NTELOS will continue to provide a quality network experience to its subscribers while minimizing discretionary expenditures.

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Upon closing of the spectrum transaction, NTELOS will lease back a portion of the spectrum for continued operations. NTELOS is contractually obligated to release all the sold spectrum to the buyer on or before on November 15, 2015.

•
NTELOS anticipates that it will incur costs of approximately $55.0 million to complete the wind down process, of which approximately $15.0 million is contractually payable between now and the end of 2015.

•	NTELOS will explore the potential sale of additional Eastern Markets assets prior to the wind down date which may result in incremental proceeds for the Company.

Stephens, Inc. and UBS Investment Bank advised the Company on this transaction and will continue to advise the Company as it explores opportunities to monetize other Eastern Markets assets.

Business Outlook

The wireless sector in which NTELOS operates is characterized by intense competition and has seen increasing promotional activity and price competition in recent quarters. Although the Company does not expect the overall competitive dynamics of the wireless sector to improve, it is reiterating previous full year guidance for 2014:

•	Adjusted EBITDA of between $128.0 million and $132.0 million, and

•	Capital expenditures of approximately $105.0 million.

In addition, for the quarter ended December 31, 2014, the Company expects to incur impairment charges related to certain long-lived assets currently being utilized in the Eastern Markets and the spectrum being sold.

The Company is also providing a preliminary outlook for full year 2015 Adjusted EBITDA of between $100.0 million and $108.0 million. This outlook reflects the Company’s current view of the competitive retail wireless market, the estimated decline in SNA billed revenue as previously disclosed and the recognition of only a portion of the estimated annual savings associated with the realignment of the business commensurate with a smaller retail subscriber base.  This range excludes the expected revenue, expenses and one-time charges related to the wind down of the Eastern Markets. Capital expenditures for 2015 are expected to be modestly less than 2015 Adjusted EBITDA.

Conference Call

The Company will host a conference call with investors and analysts to discuss the transaction today, December 2, 2014, at 8:00 a.m. ET. To participate, please dial 1-888-317-6002, 1-855-669-9657 in Canada and 1-412-317-1083 for international, approximately 10 minutes before the scheduled start of the call. The conference call and accompanying presentation will also be accessible live on the Investor Relations section of the Company's website at http://ir.ntelos.com.

An archive of the conference call will be available online at http://ir.ntelos.com beginning approximately one hour after the call. A replay will also be available via telephone by dialing 1-877-344-7529, 1-855-669-9658 in Canada or 1-412-317-0088 internationally and entering access code 10056862 beginning approximately one hour after the call and continuing until December 16, 2014.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, transaction related costs, restructuring and asset impairment charges, gain/loss on sale or disposal of assets and derivatives, net income attributable to noncontrolling interests, other expenses/income, equity-based compensation charges, separation charges, secondary offering costs, and adjustments for impact of recognizing a portion of the billed SNA contract revenues on a straight line basis.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to produce shareholder value and provide liquidity for future growth.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for approximately 457,200 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company’s licensed territories have a total population of approximately 8.0 million residents, of which its wireless network covers approximately 6.0 million residents. The Company is also the exclusive wholesale provider of network services to Sprint Corporation in portions of its western Virginia and West Virginia territories for all Sprint CDMA and LTE wireless customers.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. There are important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. We advise the reader to review in detail the cautionary statements and risk factors included in our SEC filings, including our most recent Annual Report filed on Form 10-K.

NTELOS Western Markets Proforma
Key Metrics								Nine Months Ended
Quarter Ended:	3/31/2013	6/30/2013	9/30/2013	12/31/2013	3/31/2014	6/30/2014	9/30/2014	9/30/2013	9/30/2014
Subscribers
Beginning Subscribers	254,600	260,000	263,000	266,300	273,600	277,100	274,000	254,600	273,600
Postpay	199,600	200,600	200,400	201,200	208,800	210,300	212,400	199,600	208,800
Prepay	55,000	59,400	62,600	65,100	64,800	66,800	61,600	55,000	64,800

Gross Additions	23,700	20,600	24,100	29,200	25,000	22,500	24,600	68,400	72,100
Postpay	12,800	10,800	14,100	20,600	14,600	14,700	15,500	37,600	44,800
Prepay	10,900	9,800	10,000	8,600	10,400	7,800	9,100	30,800	27,300

Disconnections[2]	18,300	17,600	20,900	21,800	21,500	19,500	21,500	56,800	62,500
Postpay	11,100	10,200	12,500	12,800	12,900	11,200	12,500	33,700	36,600
Prepay	7,200	7,400	8,400	8,200	8,600	8,300	9,000	23,100	25,900

Net Additions(Losses)[2]	5,400	3,000	3,200	7,400	3,500	3,000	3,100	11,600	9,600
Postpay	1,700	600	1,600	7,800	1,700	3,500	3,000	3,900	8,200
Prepay	3,700	2,400	1,600	(400)	1,800	(500)	100	7,700	1,400

Ending Subscribers [2]	260,000	263,000	266,300	276,600	277,100	274,000	277,100	266,300	277,100
Postpay	200,600	200,400	201,200	208,800	210,300	212,400	215,500	201,200	215,400
Prepay	59,400	62,600	65,100	64,800	66,800	61,600	61,600	65,100	61,600

Churn, net ¹	2.40%	2.30%	2.6%	2.7%	2.6%	2.3%	2.6%	2.4%	2.5%
Postpay	1.80%	1.70%	2.1%	2.1%	2.0%	1.8%	1.9%	1.9%	1.9%
Prepay	4.30%	4.00%	4.3%	4.6%	4.4%	4.2%	4.9%	4.2%	4.5%

¹	Proforma Western Markets subscribers is defined as Consolidated Subscribers less direct Eastern Market Subscribers
[2]
During the second quarter, the Company terminated approximately 1,400 postpay subscribers that repeatedly exceeded their terms and conditions relating to permitted usage. Additionally, the Company changed its business rules related to reporting of long-term, non-revenue prepay subscribers. This change resulted in approximately 4,700 prepay subscribers being excluded from our ending subscriber base. The impact of these Company-initiated terminations and change in business rules is reflected in our ending subscriber totals as of June 30, 2014, and is not reflected in our disconnections, net additions and churn calculations for the periods ended June 30, 2014.

4